Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
December 18, 2006	Media: Patricia Cameron 318.388.9674
patricia.cameron@centurytel.com
Investors: Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel to Acquire Madison River for $830 million

•	Acquisition of 176,000 rural access lines with 99% broadband coverage and 30% high speed Internet penetration
•	Accretive to free cash flow per share in the first year, before synergies
•	Expands CenturyTel’s access line base by 8%
•	Maintains CenturyTel’s operational, financial and strategic flexibility
•	Continued commitment to share repurchase plan

MONROE, LA. - CenturyTel, Inc. (“CenturyTel” or the “Company”) (NYSE Symbol: CTL) announced today that it has entered into a definitive agreement to acquire all of the outstanding stock of Madison River Communications Corp. (“Madison River”) for $830 million in a combination of cash and the assumption of debt.

The acquisition is expected to close in the second quarter of 2007, subject to the satisfaction of certain customary conditions, including necessary approvals from federal and state regulators. The final purchase price is subject to certain customary adjustments which are not expected to be material.

CenturyTel intends to finance the acquisition with debt and cash generated from operations. The Company also expects to complete the remainder of its current $1 billion share repurchase program by mid-year 2007.

CenturyTel’s balance sheet will remain strong following the transaction, with a pro forma net debt to last twelve months ended September 30, 2006 (“LTM”) EBITDA ratio of approximately 2.6x, before anticipated synergies. On a pro forma basis, the Company will have approximately 2.3 million access lines and 390,000 high-speed Internet subscribers.

Strategic Rationale

With this acquisition, CenturyTel adds attractive markets with good demographics and growth prospects in Alabama, Georgia, Illinois and North Carolina. Madison River’s high-quality network is 99% broadband-enabled and includes a 2,400 route mile fiber network that is complementary to CenturyTel’s existing operations.

Once this acquisition is fully integrated, CenturyTel estimates it will achieve annual cost synergies of approximately $17 million.

“We are pleased to announce the acquisition of Madison River. Under Stephen Vanderwoude’s and Paul Sunu’s leadership, Madison River has built a great communications company. Through efficient investment in their network and a grass-roots approach to their customer base, they have achieved virtually ubiquitous broadband enablement and strong high-speed Internet penetration,” said Glen F. Post, III, chairman and chief executive officer of CenturyTel. “This transaction fits CenturyTel’s acquisition strategy and permits us to continue our share repurchase initiative while maintaining operational, financial and strategic flexibility.”

Financial Summary

Madison River generated $189 million of revenue, $99 million of EBITDA and $35 million of leveraged free cash flow, before anticipated synergies, in the twelve months ended September 30, 2006. The purchase price represents 9.6x and 7.4x Madison River’s LTM free cash flow before and after anticipated synergies, respectively, and 8.4x and 7.2x LTM EBITDA before and after anticipated synergies, respectively.

CenturyTel estimates the transaction will be approximately 4% accretive to free cash flow per share, before synergies. After synergies, the transaction is estimated to be approximately 6% accretive to free cash flow per share.

Additional Information

Lehman Brothers Inc. acted as exclusive financial advisor to CenturyTel on the transaction. Goldman Sachs & Co. and Merrill Lynch & Co. acted as financial advisors to Madison River.

This release includes certain non-GAAP financial measures. Reconciliation of non-GAAP financial measures discussed above or that may be discussed during the conference call described below will be available in the Investor Relations portion of CenturyTel’s Web site at www.centurytel.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

Conference Call Information

CenturyTel will host a conference call today at 9:30 a.m. Central Time. Interested parties can access the call by dialing 866.847.7860. A live, listen-only webcast will also be accessible through the Investor Relations portion of CenturyTel’s Web site at http://www.centurytel.com.

If you are unable to participate during the live webcast, the call will be archived on the Investor Relations portion of CenturyTel’s Web site through January 8, 2007. A replay of the conference call will be accessible through December 27, 2006, by calling 888.266.2081 and entering the access code: 1016606.

In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the Company’s ability to effectively manage its expansion opportunities, including its ability to integrate Madison River’s business into the Company’s operations and systems, to realize the synergies expected from this transaction, and to retain and hire key personnel; higher than anticipated interest rates; the inability to receive regulatory approvals related to this transaction in a timely manner or at all; the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company’s ability to effectively manage its expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, the Company’s products and services; the Company’s ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company’s ability to collect its receivables from financially troubled communications companies; the Company’s ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effect of adverse weather; other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as updated by the Company’s subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for management to identify all such factors, nor can it predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The information contained in this release is as of December 18, 2006. The Company undertakes no obligation to update any of its forward-looking statements for any reason.

About CenturyTel

CenturyTel (NYSE: CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

About Madison River

Madison River operates established rural telephone companies providing communications services to business and residential customers in Alabama, Georgia, Illinois and North Carolina. Its service offerings include local and long distance voice, high speed broadband and dial-up Internet access services. As of September 30, 2006, Madison River served approximately 238,000 voice and broadband connections. Madison River is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners and others.